Mail Stop 4561


								April 5, 2006


By U.S. Mail and facsimile to 608-252-8783

Douglas J. Timmerman
Chairman of the Board,
President and Chief Executive Officer
Anchor Bancorp Wisconsin Inc.
25 West Main Street
Madison, Wisconsin  53703

Re:	Anchor Bancorp Wisconsin Inc.
	Form 10-K for the Fiscal Year Ended March 31, 2005
	File No. 000-20006

Dear Mr. Timmerman:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.

      Sincerely,



      Joyce Sweeney
								Accounting Branch Chief

Douglas J. Timmerman
Anchor Bancorp Wisconsin Inc.
March 6, 2006
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